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[CONDEV LAND FUNDS Letterhead]

                                                                    Exhibit 99.1




                                                                    May 31, 2000

Condev Land Fund II, Ltd.
Final Distribution and Notice of Partnership Termination

Dear Limited Partner:

We are pleased to report that the last parcel of real estate owned by this Partnership was sold on May 17, 2000. The purchaser was Glenbrook Ventures, LLC, a new entity formed by Fidelity Properties, Ltd. and 2975 Development Corporation. The total purchase price was $1,720,456.77, and included a base purchase price of $1,350,000 plus $240,960 in reimbursement of expenses for bringing sewer and water to the property and for the Glenbrook Blvd. improvements. In addition, the buyer paid interest from the originally scheduled closing date of July 15, 1999 and an extension fee in the amount of $15,000 to pay for the Partnership's additional administrative costs due to the delay in selling the final parcel of land. Finally, the buyer paid all real estate taxes on this parcel from July 15, 1999 to the date of closing. After expenses of the sale, which included a real estate commission paid to two non-affiliated real estate brokers in the amount of 10% of the Base Purchase Price, the net proceeds received by the Partnership were $1,429,320. Non-refundable deposits on the purchase contract in the amount of $125,000 were previously received by the Partnership prior to this closing.

As discussed in the First Quarter 2000 report sent to limited partners on April 17, 2000, the accounts of the Partnership have been reviewed by independent auditors, and all final bills have been paid or a reserve for anticipated future expenses has been established. Future costs include the preparation of final tax returns and limited partner K-1s, administrative costs of winding up the partnership and maintaining partnership records for the next seven years. The general partner has determined to make a final distribution in the amount of $1,519,058 to Partners. This is the last distribution that will be made and immediately after this distribution the Partnership will be terminated.

Enclosed is a check representing your pro-rata share of the net proceeds realized from the property sale, plus remaining Partnership cash after provision for future expenses as described above. If your investment is held by a
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custodian or is to be sent to an address other than that of the beneficial
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owner, enclosed is a copy of the check that was sent to the custodian or payee.
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Since this is the final distribution of funds from the Partnership, after payment of all final expenses, the Partnership will be terminated. A final K-1 (Form 1065) will be sent to you prior to the end of this year.

Please feel free to contact the Investor Relations office if you have any questions or would like additional information concerning your investment.

Sincerely yours,

CONDEV ASSOCIATES, General Partner.